                                                                    EXHIBIT 4.3

Large Corporate
Unsecured Demand Note

                         DEMAND MASTER PROMISSORY NOTE
                              (Money Market Rate)

$30,000,000                                                     Cleveland, Ohio
                                                                  June 20, 1997



        On demand, Borrower promises to pay to the order of Bank, at any of its offices, the unpaid principal amount of each Advance, together with interest (calculated on the basis of a year of 360 days for the actual number of days elapsed) on the daily unpaid principal balance of such Advance from the date upon which such Advance is made at a rate per annum equal to the Interest Rate applicable to such Advance payable on the earlier of (1) the date of demand of payment of such Advance, or (2) the Interest Period Termination Date of such Advance. After the earlier of demand or the Interest Period Termination Date of any Advance, the unpaid principal and accrued interest of each such Advance shall, until paid, bear interest at a rate per annum equal to the Default Interest Rate. In no event shall the interest rate hereon exceed the highest rate permitted by law.

        The aggregate unpaid principal amount of all loan Advances pursuant to this line facility shall not at any one time exceed Thirty Million Dollars ($30,000,000). No Advance may be prepaid prior to the Interest Period Termination Date applicable to such Advance without the prior written consent of the Bank, except upon demand by the Bank. This note shall serve as a master note to evidence all Advances. Bank's records as to (a) the principal amount, the Interest Period Termination Date, and the Interest Rate applicable to each Advance, and (b) each payment of principal and interest received by Bank applicable to each Advance, shall be rebuttably presumed to be accurate.

        Borrower waives presentment, demand, notice, protest, and all other demands and notices in connection with delivery, acceptance, performance, default, or enforcement of this Note. Borrower understands and agrees that this
Note is subject to and shall be construed according to the laws of the State of Ohio.

        Upon demand of payment of the Advances and at all times thereafter, at the option of Bank, all sums owed hereunder shall become immediately due and payable, in addition to any other rights and remedies Bank may have pursuant to law, this Note, or any other instruments or agreements, which rights and remedies shall be cumulative.

        No delay or omission on the part of Bank in exercising any right or remedy hereunder or in connection herewith shall operate as a waiver of such right or remedy or of any other right or remedy hereunder or in connection herewith. Any waiver of Bank's rights or remedies hereunder or in connection herewith must be in writing and signed by Bank. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on a future occasion.

Large Corporate
Unsecured Demand Note



        In the event Borrower voluntarily repays or prepays any Advance, in whole or in part, prior to the Interest Period Termination Date therefor, other than as a result of a demand for payment by Bank hereunder, Borrower shall reimburse Bank on demand for any resulting loss or expense incurred by Bank as a result of such repayment or prepayment of such Advance including, without limitation, any loss incurred in obtaining, liquidating, or employing deposits from third parties, but excluding loss of margin on the amount of principal repaid or prepaid for the period after any such repayment or prepayment.

        In the event Bank incurs, directly or indirectly, any additional cost in making, maintaining or allocating capital to any Advance as a result of complying with any charge, cost, reserve or other requirement imposed from time to time by any United States regulatory agency or law or regulation applicable to Bank, except for income taxes, Borrower will pay to Bank promptly upon Bank's written notice such amount as in the reasonable judgment of Bank will compensate it for such additional cost.

        Borrower represents that it has legal power and right to execute and deliver this Note and to perform and observe the provisions of this Note. By executing and delivering this Note and by performing and observing the provisions of this Note, Borrower will not violate any existing provision of its articles of incorporation, code of regulations or bylaws or any applicable law or violate or otherwise become in default under any existing contract, including any agreements for borrowed money or otherwise evidencing or relating to any Indebtedness, or other obligation binding upon Borrower. The officer or officers executing and delivering this Note on behalf of Borrower have been duly authorized to do so, and this Note, when executed, is legally binding upon Borrower in every respect.

        For the purposes of this Note:

        "ADVANCES" collectively means all loan advances made by Bank to Borrower at the sole discretion and option of the Bank. Borrower acknowledging that the line facility evidenced by this Note is purely discretionary and Bank may, without prior notice to Borrower refuses to honor any request by Borrower for borrowing hereunder, and "ADVANCE" means any of the Advances.

        "BANK" means KEYBANK NATIONAL ASSOCIATION, a national banking association with its main office located at 127 Public Square, Cleveland, Ohio 44114, and its successors and assigns.

        "BORROWER" means NCS HealthCare, Inc. and its successors and assigns; PROVIDED, HOWEVER, that Borrower may not assign or otherwise transfer any of its rights under this Note without the express written consent of Bank.

        "DEFAULT INTEREST RATE" means, as to any Advance, that fixed rate per annum (calculated on the basis of a year of 360 days for the actual number of days elapsed) equal to the Interest Rate plus two percent (2%) per annum.

Large Corporate
Unsecured Demand Note



        "INDEBTEDNESS" shall mean for any Person (i) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (ii) all obligations for the deferred purchase price of capital assets excluding trade payables, (iii) all obligations under conditional sales or other title retention agreements, and (iv) and all lease obligations which have been or should be capitalized on the books of such Person.

        "INTEREST RATE" means, as to any Advance, that fixed rate per annum determined by Bank and mutually agreed upon by Bank and Borrower.

        "INTEREST PERIOD TERMINATION DATE" means, as to any Advance, that date determined by Bank and mutually agreed upon by Bank and Borrower which is the last day of the period selected in order to determine the Interest Rate and which shall not be more than three months days from the date of such Advance.

        "PERSON" shall mean any natural person, corporation (which shall be deemed to include business trust), association, limited liability company, partnership, joint venture, political entity, or political subdivision thereof.

        BORROWER, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN BANK AND BORROWER ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN BORROWER AND BANK IN CONNECTION WITH THIS NOTE OR ANY OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED THERETO.

        IN WITNESS WHEREOF, BORROWER HAS DULY EXECUTED AND DELIVERED THIS NOTE ON THE DATE FIRST ABOVE WRITTEN.

                                       BORROWER:


                                       NCS HealthCare, Inc.

                                       By: /s/Jeffrey R. Steinhilber
                                          --------------------------
                                              Jeffrey R. Steinhilber
                                              Senior Vice President and
                                              Chief Financial Officer